SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

First Federal Bankshares, Inc.

(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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September 20, 2007

Dear Fellow Stockholder:

The Board of Directors and management of First Federal Bankshares, Inc. (the “Company”) cordially invite you to attend the 2007 Annual Meeting of Stockholders.  The meeting will be held at 9:00 a.m., Central Daylight Savings Time on October 25, 2007 at the Sioux City Convention Center, 801 4th Street, Sioux City, Iowa.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted.  During the meeting, we will also report on the Company’s fiscal 2007 financial and operating performance.

An important aspect of the meeting process is the stockholder vote on corporate business items.  We urge you to exercise your rights as a stockholder to vote and participate in this process.  Stockholders are being asked to consider and vote upon the proposals (i) to elect three directors of the Company; and (ii) to ratify the appointment of the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2008. The Board has carefully considered these proposals and believes that their approval is in the best interests of the Company and its stockholders.  Accordingly, your Board of Directors unanimously recommends that you vote for each of these proposals.

We encourage you to attend the meeting in person.  Whether or not you attend the meeting, we hope that you will read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy card and return it in the postage prepaid envelope provided.  Returning a properly executed and dated proxy card will save the Company additional expense in soliciting proxies and will ensure that your shares are represented.  Please note that you may vote in person at the meeting even if you have previously returned the proxy.

Thank you for your attention to this important matter.

Sincerely,

Arlene T. Curry
Chairman of the Board

Michael W. Dosland
President and Chief Executive Officer

FIRST FEDERAL BANKSHARES, INC.
329 Pierce Street
Sioux City, Iowa 51101
(712) 277-0200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on October 25, 2007

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of First Federal Bankshares, Inc. will be held at the Sioux City Convention Center, 801 4th Street, Sioux City, Iowa at 9:00 a.m., Central Daylight Savings Time, on October 25, 2007.

A Proxy Card and a Proxy Statement for the Meeting are enclosed.

The Meeting is for the purpose of considering and acting upon:

1.	The election of three directors of the Company;

2.	The ratification of the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2008;

and such other matters as may properly come before the Meeting, or any adjournments thereof.  The Board of Directors is not aware of any other business to come before the Meeting.

Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned.  Stockholders of record at the close of business on August 31, 2007 (the “Record Date”) are the stockholders entitled to vote at the Meeting and any adjournments thereof.  A list of stockholders entitled to vote at the Meeting will be available at 329 Pierce Street, Sioux City, Iowa for a period of ten days prior to the Meeting and will also be available for inspection at the Meeting.

You are requested to complete and sign the enclosed form of proxy, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope.  The proxy will not be used if you attend and vote at the Meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS

Suzette F. Hoevet
Secretary

Sioux City, Iowa
September 20, 2007

IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING.  A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.  NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

PROXY STATEMENT

First Federal Bankshares, Inc.
329 Pierce Street
Sioux City, Iowa 51101
(712) 277-0200

ANNUAL MEETING OF STOCKHOLDERS
To Be Held October 25, 2007

This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of First Federal Bankshares, Inc. (the “Company”), the parent company of Vantus Bank, formerly First Federal Bank (the “Bank”), of proxies to be used at the Annual Meeting of Stockholders of the Company (the “Meeting”) which will be held at the Sioux City Convention Center, 801 4th Street, Sioux City, Iowa on October 25, 2007, at 9:00 a.m., Central Daylight Savings Time, and all adjournments of the Meeting.  The accompanying Notice of Annual Meeting and this proxy statement are first being mailed to stockholders on or about September 20, 2007.

At the Meeting, stockholders of the Company are being asked to consider and vote upon the proposals to elect three directors of the Company and to ratify the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2008.

Vote Required and Proxy Information

All shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions thereon.  If no instructions are indicated, properly executed proxies will be voted for the proposals set forth in this proxy statement.  The Company does not know of any matters, other than as described in the Notice of Annual Meeting, that are to come before the Meeting.  If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

The holders of a majority of all of the shares of the Company’s Common Stock entitled to vote at the Meeting, present in person or by proxy, shall constitute a quorum for all purposes.  Abstentions and broker non-votes are counted for purposes of determining a quorum.  In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the Meeting, the Meeting may be adjourned in order to permit the further solicitation of proxies.

As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote FOR the election of the nominees proposed by the Board, or to WITHHOLD AUTHORITY to vote for one or more of the nominees being proposed.  Under Delaware law and the Company’s Certificate of Incorporation and Bylaws, directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld.

As to the ratification of the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm of the Company, by checking the appropriate box, a stockholder may: (i) vote FOR the item; (ii) vote AGAINST the item; or (iii) ABSTAIN from voting on the item.  Under Delaware law and the Company’s Certificate of Incorporation and Bylaws, the ratification of this matter shall be determined by a majority of the votes cast without regard to broker non-votes or proxies marked ABSTAIN.

Proxies solicited hereby will be returned to the Company and will be tabulated by the Inspector of Election designated by the Board of Directors.

A proxy given pursuant to the solicitation may be revoked at any time before it is voted.  Proxies may be revoked by:  (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy).  Any written notice revoking a proxy should be delivered to Suzette F. Hoevet, Secretary, First Federal Bankshares, Inc., 329 Pierce Street, Sioux City, Iowa 51101.

In accordance with the provisions of the Company’s Certificate of Incorporation, record holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit. The Company’s Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary or desirable to implement the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.

Voting Securities and Certain Holders Thereof

Stockholders of record as of the close of business on August 31, 2007 will be entitled to one vote for each share of Common Stock then held. As of that date, the Company had 3,302,971 shares of Common Stock issued and outstanding.  The following table sets forth information as of August 31, 2007 regarding share ownership of those persons or entities known by management to own beneficially more than five percent of the issued and outstanding Common Stock and of all directors and executive officers of the Company as a group.  This information is based solely upon information supplied to the Company and the filings required pursuant to the Securities Exchange Act of 1934.

Beneficial Owner	Shares Beneficially Owned	Percent of Class

Vantus Bank Employee Stock Ownership Plan (1) 329 Pierce Street Sioux City, Iowa 51101	202,488	6.1%

Tontine Financial Partners, L.P. Tontine Management, L.L.C. Jeffrey L. Gendell 55 Railroad Avenue, 3rd Floor Greenwich, Connecticut 06830	302,9009(2)	9.2%

Directors and executive officers of the Company and the Bank as a group (15 persons)	250,765(3)	3.9%

(1)
The amount reported represents shares held by the Employee Stock Ownership Plan (“ESOP”), 130,006 shares of which have been allocated to accounts of participants.  First Bankers Trust Services of Quincy, Illinois, the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP that have not been allocated to accounts of participants.  Participants in the ESOP are entitled to instruct the trustee as to the voting of shares allocated to their accounts under the ESOP.  Unallocated shares held in the ESOP’s suspense account are voted by the trustee in the same proportion as allocated shares voted by participants.

(2)	As of June 30, 2007. Based upon a Schedule 13F filed with the SEC by Tontine Financial Partners, L.P.
(3)
Amount includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, shares held in a fiduciary capacity or by certain family members, with respect to which shares the holder may be deemed to have sole or shared voting and/or investment power.  The amount above excludes options and stock appreciation rights that have not vested and do not vest within 60 days of August 31, 2007.  The amount above includes shares held by executive officers of the Bank who are not executive officers of the Company.

PROPOSAL I - ELECTION OF DIRECTORS

The Company’s Board of Directors is presently composed of nine members, each of whom is also a director of the Bank.  The directors are divided into three classes.  Directors of the Company are generally elected to serve for three-year terms which are staggered to provide for the election of approximately one-third of the directors each year.  Three directors will be elected at the Meeting to serve for three-year terms and until their respective successors shall have been elected and shall qualify.

The following table sets forth certain information regarding the Company’s Board of Directors, including their terms of office, and nominees for election as directors.  It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the Meeting for the election of the nominees identified in the following table.  If any nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend.  At this time, the Board of Directors knows of no reason why any nominee might be unable to serve, if elected.  Except as described herein, there are no arrangements or understandings between any director or nominee and any other person pursuant to which such director or nominee was selected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT.

Name (1)	Age at June 30, 2007	Position(s) Held	Director Since (2)	Current Term to Expire	Shares of Common Stock Beneficially Owned at August 31, 2007 (3)	Percent of Class

NOMINEES FOR TERMS TO EXPIRE IN 2010

Barry E. Backhaus	62	Director	1987	2007	88,560 (4)	2.7
Ronald A. Jorgensen	50	Director	2005	2007	3,000	*
Charles D. Terlouw	58	Director	2006	2007	3,100	*

DIRECTORS CONTINUING IN OFFICE

Arlene T. Curry, J.D.	49	Chairman of the Board	2002	2008	8,769 (5)	*
Gary L. Evans	68	Director	1989	2008	25,676 (6)	*
Allen J. Johnson	68	Director	1993	2008	12,851 (6)	*
Jon G. Cleghorn	65	Director	1998	2009	42,800 (6)	1.3
Michael W. Dosland	47	President, CEO, Director	2006	2009	25,000 (7)	*
David M. Roederer	56	Director	2006	2009	2,000	*

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS (8)

Scott Sehnert	46	Executive Vice President – Commercial Banking Manager			9,347 (10)	*
Michael S. Moderski	37	Senior Vice President - Chief Financial Officer			2,400 (10)	*
Peggy E. Smith	48	Senior Vice President – Operations			9,381 (10)	*
B. J. Schneiderman	60	Senior Vice President – Residential Lending Manager			12,338 (10)	*
Amy Anderson-Vali	40	Senior Vice President – Retail Banking Manager			3,333(9)	*
Katherine A. Bousquet	58	Senior Vice President – Controller			2,220 (10)	*

*	Less than 1%.
(1)	The mailing address for each person listed is 329 Pierce Street, Sioux City, Iowa 51101.
(2)	In certain cases, reflects initial appointment to the Board of Directors of the Bank or its mutual predecessor, First Federal Savings and Loan Association of Sioux City, as the case may be.
(3)
Includes all shares of Common Stock held directly, as well as by spouses and minor children, in trust and other indirect ownership, over which shares the directors effectively exercise sole or shared voting and/or investment power.  Includes restricted shares granted under the 1999 Recognition and Retention Plan, as amended (a restricted stock plan, described below), and the 2006 Stock Based Incentive Plan (also described below), which are subject to future vesting but as to which voting may currently be directed.

(4)	Includes 3,700 shares subject to options under the 1999 Stock Option Plan that have vested.

(footnotes continue on next page)

(footnotes continued from prior page)

(5)	Includes 5,450 shares subject to options under the 1999 Stock Options Plan that have vested or that vest within 60 days of the Record Date.
(6)	Includes 450 shares subject to options under the 1999 Stock Option Plan that have vested.
(7)	Includes 5,000 shares subject to vested options under the 1999 Stock Option Plan.
(8)	Mr. Moderski serves as Senior Vice President - Chief Financial Officer of the Company and the Bank. The remaining listed officers serve as executive officers of the Bank, but not the Company.
(9)	Consists of 3,333 stock appreciation rights that vest within 60 days of the Record Date.
(10)
Includes shares subject to options under the 1999 Stock Option Plan in the following amounts:  Mr. Sehnert – 8,900 shares; Mr. Moderski – 2,400 shares; Ms. Smith – 900 shares; Mr. Schneiderman – 4,900 shares; and Ms. Bousquet – 900 shares.

The business experience of each of the above directors and the executive officers who are not directors is set forth below.  All such persons have held their present positions for at least the past five years, except as otherwise indicated.

Board of Directors

Arlene T. Curry has served as Chairman of the Board since October 2005. Ms. Curry is a commercial real estate broker with NAI LeGrand & Company, Sioux City, Iowa, and an attorney serving as counsel for various family-owned businesses. Ms. Curry was previously a partner in a Sioux City law firm, Crary, Huff, Inkster, Sheehan, Ringgenberg, Hartnett & Storm, P.C. From 2000 to 2005, Ms. Curry was the Executive Director of the Kind World Foundation, Dakota Dunes, South Dakota, and Senior Counsel for Waitt Media, Inc.

Michael W. Dosland was appointed President and Chief Executive Officer of the Bank and the Company in January 2006.  From 1987 to 2004, Mr. Dosland was employed by First Federal Capital Bank in Wisconsin and was its Senior Vice President and Chief Financial Officer from 2001 to 2004.  From May 2004 to November 2005, Mr. Dosland, a Lieutenant Colonel in the Wisconsin Army National Guard on Active Duty with the U.S. Army, commanded a 680-man Infantry Battalion deployed in Iraq.

Barry E. Backhaus retired in March 2006 after serving as President and Chief Executive Officer of the Bank since 1990 and Chairman of the Board from 1997 to October 2005. He has been affiliated with the Bank since 1969.  Mr. Backhaus had been President, Chief Executive Officer and Chairman of the Board of the Company since its formation in 1998.

Jon G. Cleghorn is retired. From the time of its formation in 1998 until his retirement in July 2004, Mr. Cleghorn was Executive Vice President and Chief Operating Officer of the Company. Mr. Cleghorn has been affiliated with the Bank in various capacities since 1974. He was the Executive Vice President of the Bank from 1990 until his retirement.

Gary L. Evans is the retired President and Chief Executive Officer of Sioux Honey Association.

Allen J. Johnson is the retired President and Chief Executive Officer of Great West Casualty Company, a property and casualty company located in South Sioux City, Nebraska.

Ronald A. Jorgensen is the Vice President for Business and Finance of Morningside College, Sioux City, Iowa.

David M. Roederer is the Managing Partner of Stratavizion Consulting Group, Inc., in Des Moines, Iowa.

Charles D. Terlouw is a retired Audit Partner with KPMG LLP and currently serves as an Associate Professor of Accounting at Drake University, Des Moines, Iowa.

Executive Officers Who Are Not Directors

Scott Sehnert was appointed Executive Vice President-Commercial Banking Manager of the Bank in October 2006.  Prior to this appointment, Mr. Sehnert served as Senior Vice President-Commercial Banking Manager of the Bank since November 2002.

Michael S. Moderski was appointed Senior Vice President-Chief Financial Officer of the Company and the Bank in April 2006.  Prior to this appointment, from February 2004 to April 2006, Mr. Moderski served as Vice President-Finance of Guaranty Bank, Milwaukee, Wisconsin, and from February 2003 to February 2004, Mr. Moderski was employed as a cash management officer of American Transmission, a multi-state energy transmission utility based in Milwaukee, Wisconsin.  Prior to that, Mr. Moderski served as Vice President-Risk Management for St. Francis Bank, Milwaukee, Wisconsin.

Peggy E. Smith was appointed Senior Vice President of Operations of the Bank in October 2003.  Prior to that appointment, Ms. Smith served as Senior Vice President of Retail Banking of the Bank from October 2001.

B. J. Schneiderman has served as Senior Vice President-Residential Lending Manager of the Bank since 1999.

Amy Anderson-Vali was appointed Senior Vice President-Retail Banking Manager in October 2006.  Prior to this appointment, Ms. Anderson-Vali served as a wholesale mortgage account representative of Wells Fargo since March 2005 and Senior Vice President-Regional Director of First National Bank since December 2002.

Katherine A. Bousquet has served as Senior Vice President-Controller of the Company and the Bank since October 2006.  Prior to this appointment, Ms. Bousquet served as Senior Vice President-Treasurer of the Bank since October 2001 and Vice President-Treasurer of the Company since December 1998.

Board Independence

The Board of Directors has determined that, except as to Messrs. Backhaus and Dosland, each member of the Board is an “independent director” within the meaning of the NASDAQ corporate governance listing standards.  Mr. Dosland is not considered independent because he is an executive officer of First Federal Bankshares, Inc.  Mr. Backhaus is not considered independent because, prior to his retirement in March 2006, he was an executive officer of First Federal Bankshares, Inc.

In determining the independence of the directors listed above, the Board of Directors reviewed the following transactions, which are not required to be reported under “—Transactions With Certain Related Persons,” below:  a mortgage loan in the amount of $29,373 to Mr. Cleghorn and a mortgage loan in the amount of $226,839 to Ms. Curry as of June 30, 2007.

References to our Website Address

References to our website address throughout this proxy statement and the accompanying materials are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the listing standards of the Nasdaq Stock Market.  These references are not intended to, and do not, incorporate the contents of our website by reference into this proxy statement or the accompanying materials.

Meetings and Committees of the Board of Directors

General.  The business of the Company’s Board of Directors is conducted through meetings and activities of the Board and its committees. During the fiscal year ended June 30, 2007, the Board of Directors held eight regular meetings and one special meeting. During the fiscal year ended June 30, 2007, no directors attended fewer than 75 percent of the total meetings of the Board of Directors and committees on which such director served.

Executive sessions of the independent directors are held on a regularly scheduled basis.  While the Company has no formal policy on director attendance at annual meetings of stockholders, directors are encouraged to attend.  All then-current directors attended the last Annual Meeting of Stockholders held on October 26, 2006.

The standing committees include the Compensation and Benefits, Nominating and Audit Committees.

Nominating Committee.  The Nominating Committee consists of Directors Arlene T. Curry, Gary L. Evans, Ronald A. Jorgensen and David M. Roederer (Chairman).  Each member of the Nominating Committee is considered “independent” as defined in the NASDAQ corporate governance listing standards. The Board of Directors has adopted a written charter for the Committee, which is available at the Company’s website at www.vantusbank.com.  The Committee met once during the fiscal year ended June 30, 2007.

The functions of the Nominating Committee include the following:

•	to lead the search for individuals qualified to become members of the Board and to select director nominees to be presented for stockholder approval;

•	to review and monitor compliance with the requirements for board independence;

•	to review the committee structure and make recommendations to the Board regarding committee membership;

•	to develop and recommend to the Board for its approval a set of corporate governance guidelines; and

•	to develop and recommend to the Board for its approval a self-evaluation process for the Board and its committees.

The Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service.  Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective.  If any member of the Board does not wish to continue in service, or if the Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Committee would solicit suggestions for director candidates from all Board members.  In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of director nominees.  The Nominating Committee would seek to identify a candidate who at a minimum satisfies the following criteria:

•	has the highest personal and professional ethics and integrity and whose values are compatible with the Company’s;

•	has had experiences and achievements that have given him or her the ability to exercise and develop good business judgment;

•	is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	is familiar with the communities in which the Company operates and/or is actively engaged in community activities;

•	is involved in other activities or interests that do not create a conflict with his or her responsibilities to the Company and its stockholders; and

•	has the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a group, and not primarily a special interest group or constituency.

Finally, the Nominating Committee will take into account whether a candidate satisfies the criteria for “independence” under the NASDAQ corporate governance listing standards, and if a nominee is sought for service on the audit committee, the financial and accounting expertise of a candidate, including whether the individual qualifies as an audit committee financial expert.

Procedures for the Nomination of Directors by Stockholders. The Nominating Committee has adopted procedures for the submission of director nominees by stockholders.  If a determination is made that an additional candidate is needed for the Board, the Nominating Committee will consider candidates submitted by the Company’s stockholders. Stockholders can submit qualified names of candidates for director by writing to our Corporate Secretary, at 329 Pierce Street, Sioux City, Iowa 51101.  The Corporate Secretary must receive a submission not less than ninety (90) days prior to the anniversary date of the Company’s proxy materials for the preceding year’s annual meeting. The submission must include the following information:

•
the name and address of the stockholder as they appear on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•
the name, address and contact information for the candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Rule 14A;

•	a statement detailing any relationship between the candidate and the Company;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

Submissions that are received and that meet the criteria outlined above are forwarded to the Chairman of the Nominating Committee for further review and consideration.  A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in this proxy statement under the heading “Stockholder Proposals.”

Stockholder Communications with the Board. A stockholder of the Company who wishes to communicate with the Board or with any individual director may write to the Corporate Secretary of the Company, 329 Pierce Street, Sioux City, Iowa 51101, Attention:  Board Administration.  The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership.  Depending on the subject matter, management will:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly, for example where it is a request for information about the Company or a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, management will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors.

Compensation and Benefits Committee.  The Compensation and Benefits Committee consists of Directors Allen J. Johnson (Chairman), Gary L. Evans, Arlene T. Curry and David M. Roederer.  Each member of the Compensation and Benefits Committee is considered “independent” as defined in the NASDAQ corporate governance listing standards.  The Committee meets to review, evaluate and recommend goals relevant to the Company’s management, review such officers’ performance in light of these goals and determine (or recommend to the full Board of Directors for determination) such officers’ cash and equity compensation based on this evaluation.  The Committee determines compensation and benefit programs and adjustments.  The Committee met two times in fiscal 2007.  The Board of Directors has adopted a written charter for the Committee, which is available at the Company’s website at www.vantusbank.com. The report of the Compensation and Benefits Committee is included elsewhere in this proxy statement.

The Compensation and Benefits Committee makes all compensation decisions for the President and Chief Executive Officer and approves recommendations from the President and Chief Executive Officer regarding compensation for all other senior executives, including the other named executives.  The President and Chief Executive Officer annually reviews the performance of each senior executive (other than the President and Chief Executive Officer whose performance is reviewed by the Compensation and Benefits Committee).  The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation and Benefits Committee.  The Compensation and Benefits Committee can exercise its discretion in modifying any recommended adjustments or awards to executives.  For a discussion of the role of compensation consultants in assisting the Compensation and Benefits Committee, see “Compensation Discussion and Analysis—Setting Executive Compensation Using Benchmarking and Survey Data.”

Audit Committee. The Audit Committee consists of Directors Ronald A. Jorgensen (Chairman), Allen J. Johnson, Charles D. Terlouw and David M. Roederer.  Each member of the Audit Committee is considered “independent” as defined in the NASDAQ corporate governance listing standards and under SEC Rule 10A-3. The Board of Directors has determined that Ronald A. Jorgensen and Charles D. Terlouw each qualifies as an “audit committee financial expert” as that term is defined by the rules and regulations of the SEC. The duties and responsibilities of the Audit Committee include, among other things:

•	retaining, overseeing and evaluating a firm of independent certified public accountants to audit the Company’s annual financial statements;

•	in consultation with the independent registered public accounting firm and the internal auditor, reviewing the integrity of the Company’s financial reporting processes, both internal and external;

•	approving the scope of the audit in advance;

•	reviewing the financial statements and the audit report with management and the independent registered public accounting firm;

•
considering whether the provision by the independent registered public accounting firm of services not related to the annual audit and quarterly reviews is consistent with maintaining the independent registered public accounting firm’s independence;

•	reviewing earnings and financial releases and quarterly reports filed with the SEC;

•	consulting with the internal audit staff and reviewing management’s administration of the system of internal accounting controls as required by Section 404 of the Sarbanes-Oxley Act of 2002;

•	approving all engagements for audit and non-audit services by the independent registered public accounting firm; and

•	reviewing the adequacy of the Audit Committee Charter.

The Audit Committee met seven times during the fiscal year ended June 30, 2007.  The Audit Committee reports to the Board on its activities and findings.  The Board of Directors has adopted a written charter for the Audit Committee, which was appended to the 2005 Annual Meeting Proxy Statement as Appendix A and which is available at the Company’s website at www.vantusbank.com.

Audit Committee Report

Management has the primary responsibility for the Company’s internal controls and financial reporting processes.  The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.

As part of its responsibilities, the Audit Committee hereby reports the following:

1.
The Audit Committee has reviewed and discussed the audited financial statements for the year ended June 30, 2007 with the Company’s management, as well as management’s assessment of the effectiveness of internal controls over financial reporting as of June 30, 2007.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380).

3.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent registered public accounting firm its independence.

4.
Based on review and discussions referred to in paragraph 1 through 3 above, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2007, for filing with the Securities and Exchange Commission.  In addition, the Audit Committee appointed McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2008, subject to the ratification of this appointment by the stockholders.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference.  This report shall not otherwise be deemed filed under such Acts.

The undersigned members of the Audit Committee have submitted this report.

Ronald A. Jorgensen, Chairman
Allen J. Johnson
Charles D. Terlouw
David M. Roederer

Ownership Reports by Officers and Directors

The Common Stock of the Company is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”).  The officers and directors of the Company and beneficial owners of greater than 10% of the Company’s Common Stock (“10% beneficial owners”) are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission (the “SEC”) disclosing changes in beneficial ownership of the

Common Stock.  SEC rules require disclosure in the Company’s proxy statement of the failure of an officer, director or 10% beneficial owner of the Company’s Common Stock to file a Form 3, 4 or 5 on a timely basis.  Based on the Company’s review of such ownership reports, except for a late filing on Form 4 related to the purchase of 100 shares by director Charles D. Terlouw’s spouse, no officer or director of the Company failed to file such ownership reports on a timely basis for the fiscal year ended June 30, 2007.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct that is applicable to the officers, directors and employees of the Company, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  The Code of Ethics and Business Conduct is available on the Company’s website at www.vantusbank.com.  Amendments to and waivers from the Code of Ethics and Business Conduct will also be disclosed on the Company’s website.

Compensation Committee Interlocks and Insider Participation

The Compensation and Benefits Committee determines the salaries to be paid each year to the Chief Executive Officer and those executive officers who report directly to the Chief Executive Officer. None of the members of the committee was an officer or employee of the Company during the year ended June 30, 2007, or is a former officer of the Company.  In addition, none of these individuals had any relationship requiring disclosure under “—Transactions with Certain Related Persons.”  During the year ended June 30, 2007, (i) no executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation and Benefits Committee of the Company; (ii) no executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation and Benefits Committee of the Company; and (iii) no executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

Compensation Committee Report

The Compensation and Benefits Committee has issued a report that states that it has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management.  Based on this review and discussion, the Compensation and Benefits Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

This report has been provided by the Compensation Committee, which consists of Directors Allen J. Johnson, Gary L. Evans, Arlene T. Curry and David M. Roederer.

Compensation Discussion and Analysis

Private Securities Litigation Reform Act Safe Harbor Statement

This Compensation Discussion and Analysis contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “consider” “should,” “plan,” “estimate,” “predict,” “continue,” “probable,” and “potential” or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business.  These factors are itemized in the Form10-K included with this proxy statement.

Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain.  As such, forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties.  Consequently, no forward-looking statement can be guaranteed.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.  We do not intend to update any of the forward-looking statements after the date of this proxy statement that includes this Compensation Discussion and Analysis or to conform these statements to actual events.

Introduction

Set forth below is (1) a description of our decision- and policy-making process for executive compensation, (2) a discussion of the background and objectives of our compensation program for executive officers and (3) a description of the material elements of the compensation program.

Descriptions of compensation plans, programs and individual arrangements referred to in this Compensation Discussion and Analysis that are governed by written documents are merely summaries of the documents themselves and are qualified in their entirety by reference to the full text of their governing documents.

Overview of Compensation Program

The Compensation and Benefits Committee of the Board of Directors has responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy.  The Committee ensures that the total compensation paid to our management personnel is fair, reasonable and competitive.  Generally, the types of compensation and benefits provided to our management, including the Named Executive Officers, are similar to those provided to our other executive officers.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the President and Chief Executive Officer and approves recommendations from the President and Chief Executive Officer regarding compensation for all other senior executive officers, including the other Named Executive Officers.  The President and Chief Executive Officer annually reviews the performance of each other senior executive officer.  The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee.  The Committee can exercise its discretion in modifying any recommended adjustments or awards to other senior executive officers.

Setting Executive Compensation Using Benchmarking and Survey Data

Based on our compensation philosophy and objectives, the Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve our business goals. In fiscal year 2006, the Committee engaged Clark Consulting, a Minneapolis-based benefits and compensation consulting firm that is a national leader in providing executive compensation solutions, notably in the financial services industry, to conduct peer group studies on compensation and benefits and industry-standard comparisons for the Committee’s annual review of its total compensation program for the President and Chief Executive Officer, as well as for our other senior executives and directors.  Clark Consulting provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the Named Executive Officers.

In making compensation decisions, the Committee compares each element of total compensation with data from at least two published financial institution compensation surveys, analyzing the factors against financial institutions of similar asset size and similar geographic region.  In addition, as noted above, the Committee engaged Clark Consulting to select a peer group of publicly traded financial institutions that are comparable to the Bank in terms of size and operations and that are located in the Midwest Region (collectively, the “Peer Banks”).  The Peer Banks, which are periodically reviewed and updated by the Committee, consist of institutions that are, or are similar to, banks in our local markets with which the Committee believes we compete for talent and for shareholder investment.

Compensation Philosophy and Objectives

The philosophy of the Committee is to establish executive compensation that:  1) is fair and competitive; 2) is performance-oriented; 3) is transparent and simple, exclusive of excessive perks and easily understood by shareholders; 4) is consistent among executive managers; 5) is qualitative and quantitative; and 6) creates a sense of ownership by providing opportunities to gain equity in the Company.

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and that aligns executives’ interests with those of our shareholders by rewarding performance above established goals, with the ultimate objective of increasing shareholder value.  The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our competitors.  To that end, the Committee believes executive compensation packages provided to our executive officers, including the Named Executive Officers, should include both cash- and stock-based compensation that rewards performance as measured against pre-established goals.

Specifically, our executive officer compensation program seeks to:

•	attract and retain executive officers with the skills, experience, and vision to create and execute a long-term strategic plan that will create superior returns for our shareholders;

•	motivate behavior that supports these goals;

•	reward favorable results; and

•	creates a sense of ownership in our management team.

The factors that influence the design of our executive compensation program include, but are not limited to, the following:

•	We operate in a highly regulated industry. We value industry-specific management experience and a track record of effective interaction with regulators and auditors.

•
We value executives who understand the needs and buying behavior of customers in the local communities that we serve, and that understand the local, regional and national economic factors that influence the performance of our deposit, loan and investment portfolios.

•	We are a community-based institution focused primarily on organic expansion of our core business. We value commitment to shared objectives and individual contribution to their achievement.

•
Strategic initiatives that enhance long-term shareholder value may not always improve short-term operating results or shareholder returns.  We value decision-making that focuses on long-term results but with sensitivity to short-term effects.

•	We operate in interest rate and credit markets that are in a state of flux. We value flexible decision-making that respects our business plan but adapts quickly to change.

•	We value the retention of performing incumbent executives and the internal development of their successors where possible.

•
Our principal operating subsidiary, the Bank, is a federally chartered savings bank, and compensation paid for service as an executive officer of the savings bank must take into account certain specific considerations enumerated in regulations issued by the Bank’s primary regulators.

The executive compensation program includes several components designed, in combination, to address these factors.

Key Elements of the Compensation Package

In General. The 2007 compensation program for our Named Executive Officers consisted of four key elements:  base salary, which is designed to provide a reasonable level of predictable income commensurate with the position held; annual cash incentive opportunities, which are designed to motivate our executives to meet or exceed annual performance objectives that are derived from our business plan; cash bonuses; and long-term incentive opportunities in the form of stock appreciation rights. These elements are designed to retain talented employees and provide an incentive to maximize shareholder return in the longer term.  We also provide certain fringe benefits and perquisites, retirement, and other termination benefits.  We have designed our executive compensation program such that, as a general matter, a significant portion of each Named Executive Officer’s total annual compensation opportunities will be comprised of performance-based compensation opportunities and a majority of the performance-based compensation opportunities will be comprised of long-term incentives with value derived exclusively from stock price appreciation.

Base Salary. Base salaries are reviewed annually and reflect market and cost-of-living factors, experience, tenure in office, job content and sustained performance over an extended period of time. Base salaries of our Named Executive Officers have been positioned near the median of the range of salaries derived from the salary review surveys reviewed by the Committee. In addition, base salaries are determined with consideration of the executive’s industry experience. Finally, base salaries take into account Iowa wage and economic conditions, given the Company’s location there.

The Committee establishes base salaries on a calendar year basis. For calendar year 2007, the Committee made the following adjustments to base salaries:

Mr. Dosland’s base salary was increased from $230,000 to $242,850. This increase included a one-time increase of $4,800, replacing a vehicle allowance.

Mr. Moderski’s base salary was increased from $115,000 to $119,600.

Mr. Sehnert's base salary was increased from $139,989 to $144,800, which reflected a one-time increase of $4,811, replacing a vehicle allowance. Mr. Sehnert's salary had been previously adjusted in July 2006 from $123,600 to $139,989 as a result of a change in compensation method which eliminated a commission plan.

Mr. Schneiderman’s base salary was not adjusted in January 2007; his salary had been previously adjusted in July 2006 from $97,850 to $115,000 as a result of a change in compensation method, which eliminated a commission plan.

Ms. Smith's base salary was increased from $112,000 to $116,480.

Cash Bonuses. The Committee from time to time authorizes the award of cash bonuses to the Named Executive Officers based on satisfactory completion of special projects during the course of the fiscal year. In fiscal year 2007, Ms. Smith was awarded a cash bonus of $2,500 related to her efforts in designing and implementing the Cash Incentive Plan and Long-Term Incentive Plan.

Cash Incentive Plan. We employ formula-based annual incentives under our Cash Incentive Plan to motivate the Named Executive Officers to execute specific financial and non-financial elements of our business plan and to reward the attainment of Bank-wide goals.  Annual incentives are earned principally on the basis of the level of attainment of pre-determined, objective, Bank-wide performance targets, such as net income growth, return on assets and return on equity.  In addition, individual overall performance must be rated at least “satisfactory” for the executive officer to have the opportunity to receive any incentive award.

For fiscal 2007, each of our Named Executive Officers had the opportunity to earn a percentage of his or her base salary as an incentive payment under the Cash Incentive Plan. For this plan, the following minimum performance triggers had to be met to activate awards: the executive’s overall performance rating must be “satisfactory” or better; the Bank’s return on equity ratio (“ROE”) must be greater than 3.5%; the Bank’s return on assets ratio (“ROA”) must be greater than 0.3%; and the Bank’s earnings must equal at least one half of the earnings in the prior fiscal year. These Bank-wide performance triggers were met in fiscal year 2007.

Once these Bank-wide performance triggers were met, the Cash Incentive Plan provides for the award of incentive grants based on the achievement of one or more specific, pre-determined performance thresholds. For fiscal year 2007, the performance thresholds were the Bank’s attainment of at least the 25th percentile of the Peer Banks’ ROE and ROA measures and an increase in the Bank’s net income by at least 5% compared to the previous year.  This approach enabled us to control the portion of our net income before taxes and extraordinary items that will be expended for cash incentives.  It focused management on the income effects of increases in overhead expense associated with expansion of our branch network, balance sheet growth, and other strategic and operating decisions.

For fiscal year 2007, the Bank failed to meet the ROE, ROA and earnings thresholds established by the Committee. Accordingly, no incentive payouts were made under the Cash Incentive Plan in fiscal year 2007.

Equity Compensation. Our practice is to consider the grant of stock options, restricted stock and stock appreciation rights, both at the time of hire or promotion for newly hired or promoted executive officers and annually in connection with our Long-Term Incentive Plan.  We use these equity awards as a retention tool and as an incentive for executive officers to make strategic and operating decisions that, over time, are reflected in stock price appreciation.  Awards vest ratably over a vesting period, contingent only on continued service through the vesting date or the occurrence of certain acceleration events such as death, disability, retirement or change in control.  Awards are valued based on the grant-date fair market value of our common stock (in the case of restricted stock awards) and the grant-date value of stock options and stock appreciation rights based on a recognized option valuation methodology.  We amortize the grant-date value over the award’s vesting period and include each year’s amortization amount as part of that year’s compensation package in evaluating the overall compensation package.  It has not been our practice to reduce compensation or retirement benefits in subsequent years based on stock price performance that causes previously granted equity awards to increase in value, or to grant additional compensation or retirement benefits where stock price performance has impaired the value of previous awards, because such practices could weaken the intended linkage between equity compensation and mid- to long-term shareholder return.

For fiscal year 2007, the performance triggers and performance thresholds described above with respect to the Cash Incentive Plan applied to the award of grants under the Long-Term Incentive Plan. Since the Bank failed to meet the ROE, ROA and earnings thresholds established by the Committee, no incentive payouts were made under the Long-Term Incentive Plan in fiscal year 2007.

The Company has never granted options or stock appreciation rights with an exercise price that is less than the closing price of our shares of common stock on the grant date (i.e., the options or stock appreciation rights are never priced as of a date other than the actual grant date).  No backdating of options grants has ever occurred. The Committee determines the period over which such awards will vest and become exercisable.

On June 21, 2007, the Board of Directors approved a plan pursuant to which the cash compensation over the next three years of certain senior executives (including all of the Named Executive Officers) will be reduced by amounts ranging from 5% to 10% annually. To offset the reduction in cash compensation, each executive was granted stock appreciation rights approximately equal in value to the reduction in cash compensation (based on the Black-Scholes option pricing methodology). The purpose of the plan is to increase the equity ownership in the Company of these senior executives, and better align their interests with the interests of stockholders. The stock appreciation rights were granted pursuant to the Company’s 2006 Stock-Based Incentive Plan, which was approved by stockholders in October 2006. In accordance with the terms of the Stock-Based Incentive Plan, the stock appreciation rights were granted at a strike price of $18.50, the closing price on the date of the actual grant. The stock appreciation rights vest ratably over three years and expire in ten years. The stock appreciation rights settle only in common stock of the Company, and do not vest upon a change in control of the Company.

Other Elements of the Executive Compensation Package

Our 2007 compensation program for our Named Executive Officers included the following additional elements:

Retirement Benefits.  In addition to base salary, annual cash incentives, and long-term equity incentives, the Named Executive Officers are eligible to participate in the same broad-based, tax-qualified retirement and savings plans as other employees with similar dates of hire.  Our retirement programs have benefit formulas that are tied to base salary.  Cash incentives, restricted stock, option-related compensation and other items of compensation do not increase or reduce benefit levels.

Perquisites and Other Benefits. We provide the Named Executive Officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program to better enable us to attract and retain superior employees for key positions.  The Committee periodically reviews the levels of perquisites and other personal benefits provided to the Named Executive Officers.

We provide the following perquisites and benefits to our Named Executive Officers: membership dues in private country clubs for Messrs. Dosland and Sehnert, cell phones or reimbursement of cell phone costs.  The Committee takes the cost of these items into account in setting other elements of compensation.  In addition, upon relocation, key executive officers may receive, at the discretion of the Committee, a relocation allowance.

Attributed costs of the personal benefits described above for the Named Executive Officers for the fiscal year ended June 30, 2007, are included in the “All other compensation” column of the Summary Compensation Table.  Attributed costs of the personal benefits described above for each executive officer were less than $10,000 for the year ended June 30, 2007, and are therefore not included in the Summary Compensation Table.

Impact of Accounting and Tax Treatment

Section 162(m). Section 162(m) of the Internal Revenue Code imposes a $1 million annual limit, per executive officer, on our federal tax deduction for certain types of compensation paid to the Named Executive Officers.  It has been the Committee’s practice to structure the compensation and benefit programs offered to the Named Executive Officers with a view to maximizing the tax deductibility for us of amounts paid.  However, in structuring compensation programs and making compensation decisions, the Committee considers a variety of factors, including the materiality of the payments and tax deductions involved, the need for flexibility to address unforeseen circumstances, and the need to attract and retain qualified management.  After considering these factors, the Compensation Committee may decide to authorize payments all or part of which would be nondeductible for federal tax purposes.  It is anticipated that certain payments, including restricted stock awards, may be non-deductible, in whole or in part, in certain circumstances, as a result of section 162(m).

Accounting for Stock-Based Compensation. Beginning in 2006, we began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R). The Committee is informed of the financial statement implications of the elements of the executive officer compensation program.  However, a compensation element’s probable contribution to the objectives of our executive officer compensation program and its projected economic cost, which may or may not be reflected on our financial statements, are the primary drivers of executive officer compensation decisions.

Personal Income Tax Considerations.  Federal and state income tax laws do not apply uniformly to all items of compensation, with the result that certain items of compensation are more valuable, on a net after-tax basis, to our Named Executive Officers, or less costly, on a net after-tax basis, to us.  We take the federal and state personal income tax treatment of various items of compensation into account to the extent consistent with the corporate goals and objectives of our executive compensation program.

Stock Ownership Policy

We do not have a formal policy governing stock ownership.  Nevertheless, we encourage stock ownership for our directors and officers.  The purpose of this practice is to promote director and officer stock ownership that will cause our directors and officers to share, with other shareholders, a financial interest in the performance of our stock.

Executive Compensation

The following table sets forth for the year ended June 30, 2007 certain information as to the total remuneration paid to Mr. Dosland, who serves as President and Chief Executive Officer, Mr. Moderski, who serves as Chief Financial Officer, and the four most highly compensated executive officers of the Company or the Bank other than Messrs. Dosland and Moderski (“Named Executive Officers”).

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary	Bonus	Stock awards (1)	Option awards (2)	Non-equity incentive plan compensation (3)	Change in pension value and nonqualified deferred compensation earnings (4)	All other compensation (5)(6)	Total
Michael W. Dosland President & CEO	2007	$ 236,425	$ —	$ —	$ 39,325	$ —	$ —	$ 21,668	$ 297,418

Michael S. Moderski Senior Vice President & CFO	2007	117,300	—	—	19,358	—	—	10,629	147,287

Scott Sehnert SVP/Commercial Banking Manager	2007	146,274	—	—	8,390	—	575	25,786	181,025

B.J. Schneiderman SVP/Residential Lending Manager	2007	136,016	—	—	—	—	37,757	20,529	194,302

Peggy E. Smith SVP/Operations Manager	2007	114,240	2,500	671	567	—	4,121	17,960	140,059

Steven L. Opsal Former Executive Vice President (7)	2007	110,815	—	—	—	—	383,507	903,025	1,397,347

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(footnotes from previous page)

(1)
Reflects the value of all stock awards that were either granted or vested during the year ended June 30, 2007 under the Company’s stock benefit plans, all of which have been approved by stockholders.  The value is the amount recognized for financial statement reporting purposes with respect to the year ended June 30, 2007 in accordance with Statement of Financial Accounting Standards (“SFAS”) 123(R). The assumptions used in the valuation of these awards are included in Notes 1 and 11 to the Company’s audited financial statements for the year ended June 30, 2007 included in its Annual Report on Form 10-K for the year ended June 30, 2007, as filed with the Securities and Exchange Commission.

(2)
Reflects the value of all stock options that were either granted or vested during the year ended June 30, 2007 under the Company’s stock benefit plans, all of which have been approved by stockholders.  The value is the amount recognized for financial statement reporting purposes with respect to the year ended June 30, 2007 in accordance with Statement of Financial Accounting Standards (“SFAS”) 123(R). The assumptions used in the valuation of these awards are included in Notes 1 and 11 to the Company’s audited financial statements for the year ended June 30, 2007 included in its Annual Report on Form 10-K for the year ended June 30, 2007, as filed with the Securities and Exchange Commission.

(3)	See “Compensation Discussion and Analysis—Key Elements of the Compensation Package—Cash Incentives” for information related the Company’s non-equity incentive plan compensation.
(4)	Amounts in this column are attributed solely to increases in pension values.
(5)
The compensation represented by the amounts for 2007 set forth in the All Other Compensation column for the Named Executive Officers is detailed in the following table.  See footnote (6) for a discussion of perquisites listed in the following table.

Name	Perquisites	401(k) plan con-tributions	Employee stock ownership plan contributions	Health insurance premiums and health savings account	Disability insurance	Life insurance premiums	Employee assistance plan	Cash dividends on unvested restricted stock	Total all other compen-sation
Michael W. Dosland	$9,652	$6,950	—	$4,136	$504	$408	$18	—	$21,668
Michael S. Moderski	2,413	3,232	—	4,431	296	239	18	—	10,629
Scott Sehnert	4,553	4,388	8,267	4,409	3,982	1,017	18	—	25,786
B.J. Schneiderman	1,703	4,080	7,291	4,409	2,906	307	18	—	20,529
Peggy E. Smith	1,713	3,157	6,922	4,409	1,402	570	18	210	17,960

All Other Compensation for Mr. Opsal is comprised of the following:  perquisites – $5,347; 401(k) plan contributions - $2,573; health insurance premiums – $1,043; life insurance premiums – $694; disability insurance – $70; employee assistance plan – $18; unused paid time off – $1,996; a negotiated retirement payment – $200,000; and a distribution under tax-qualified pension plan – $691,284.
(6)	Total perquisites for Named Executive Officers were less than $10,000 for the year ended June 30, 2007.
(7)	Mr. Opsal retired as Executive Vice President of the Company and the Bank on October 2, 2006.

Employment Agreement

The continued success of the Company and the Bank depends to a significant degree on the skills and competence of its officers.  The Company has entered into an employment agreement with Michael W. Dosland, pursuant to which Mr. Dosland will serve as President and Chief Executive Officer of the Company and the Bank.  The agreement has an initial term of two years.  Unless notice of non-renewal is provided, the agreement renews annually.  Under the agreement, the initial base salary for Mr. Dosland is $230,000 per year.  The base salary will be reviewed at least annually and may be increased, but not decreased.  In addition to the base salary, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees, use of an automobile and reimbursement of expenses associated with the use of such automobile.  Pursuant to the agreement, the Company granted Mr. Dosland 10,000 options to purchase Company common stock, and paid Mr. Dosland a $25,000 hiring and relocation bonus.  Pursuant to the agreement, Mr. Dosland’s employment may be terminated for just cause at any time, in which event he would have no right to receive compensation or other benefits for any period after termination.

Pursuant to the agreement, Mr. Dosland is entitled to severance payments and benefits in the event of his termination of employment under specified circumstances.  In the event his employment is terminated for reasons other than for just cause, disability or retirement, or in the event he resigns during the term of the agreement following (1) the failure to elect or reelect or to appoint or reappoint him to his executive position, (2) a material change in his functions, duties, or responsibilities, which change would cause his position to become one of lesser responsibility, importance or scope, (3) the liquidation or dissolution of the Company or the Bank, (4) a change in control of the Company, or (5) a breach of the employment agreement by the Company, Mr. Dosland would be entitled to a severance payment equal to two times the sum of his base salary and the highest rate of bonus awarded to him during the prior two years, payable in a lump sum.  In addition, he would be entitled, at the Company’s sole expense, to the continuation of life, medical, dental and disability coverage for 24 months after termination of the agreement.  Pursuant to the agreement, Mr. Dosland is entitled to no additional benefits under the employment agreement upon his retirement at age 65.

Payments that would be made to Mr. Dosland under his employment agreement are set forth under “—Potential Payments to Executive Officers.”

Barry E. Backhaus, whom Mr. Dosland succeeded as President and Chief Executive Officer, was a party to an employment agreement with the Company and the Bank. In connection with Mr. Backhaus’ retirement as President and Chief Executive Officer in March 2006, this employment agreement expired.

Change in Control Agreements

The Company has entered into change in control agreements with Messrs. Moderski, Sehnert and Schneiderman and Ms. Smith, whereby, upon the executive’s involuntary termination of employment or voluntary termination with good reason within 12 months after a change in control, the Company shall continue to pay 12 months of base salary to the executive (except Mr. Sehnert shall receive 18 months of base salary).  In the event the executive dies during the time such payments are being made, payments will continue to be made to the executive’s estate.  If, pursuant to the agreements, the executives had terminated employment as of June 30, 2007, the lump sum value of the total payments required to be made to the executives would have been as follows: Mr. Moderski $119,600; Mr. Sehnert $217,200; Mr. Schneiderman $115,000; and Ms. Smith $116,480.

Employee Stock Ownership Plan and Trust.  The Bank has established the Employee Stock Ownership Plan (the “ESOP”) for eligible employees.  The ESOP is a tax-qualified plan subject to the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code of 1986, as amended (the “Code”).  Employees with a 12 month period of employment with the Bank during which they worked at least 1,000 hours and who have attained age 21 are eligible to participate.  Shares purchased by the ESOP are held in a suspense account for allocation among participants.

Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation, up to an annual adjusted maximum level of compensation.  Benefits generally become 100% vested after five years of credited service.  Participants were credited for years of service with the Bank prior to the effective date of the ESOP.  Forfeitures are reallocated among remaining participating employees in the same proportion as contributions.  Benefits may be payable upon death, retirement, early retirement, disability, or separation from service.

The Compensation and Benefits Committee administers the ESOP.  The Committee may instruct the trustee of the ESOP regarding investment of funds contributed to the ESOP.  The ESOP trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees.  Under the ESOP, unallocated shares and shares held in the suspense account will be voted in a manner calculated to most accurately reflect the instructions the ESOP trustee has received from participants regarding allocated stock, subject to and in accordance with the fiduciary duties under ERISA owed by the trustee to the ESOP participants.

Plan-Based Awards. The following table sets forth for the year ended June 30, 2007 certain information as to grants of plan-based awards for the Named Executive Officers. Mr. Opsal retired during the year ended June 30, 2007, and was therefore ineligible to receive awards pursuant to incentive plan grants.

GRANTS OF PLAN-BASED AWARDS FOR THE YEAR ENDED JUNE 30, 2007

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares or units (#)	All other option awards: number of secu- rities under- lying options (#)	Exercise or base price of option awards (Sh)	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards
Name	Grant date	Threshold (1)	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Michael W.	7/1/06(1)	$ —	$58,363	$116,725	—	1,325	2,650	—	—	$—	$—	$—
Dosland	7/1/06(2)	—	—	—	—	4,417	8,833	—	—	—	—	—
	6/21/07	—	—	—	—	—	—	—	19,701(3)	18.50	18.50	4.322
Michael S.	7/1/06(1)	—	17,250	34,500	—	1,325	2,650	—	—	—	—	—
Moderski	7/1/06(2)	—	—	—	—	398	795	—	—	—	—	—
	6/21/07	—	—	—	—	—	—	—	4,851(3)	18.50	18.50	4.322
Scott	7/1/06(1)	—	21,000	42,000	—	645	1,290	—	—	—	—	—
Sehnert	7/1/06(2)	—	—	—	—	2,151	4,302	—	—	—	—	—
	6/21/07	—	—	—	—	—	—	—	8,810(3)	18.50	18.50	4.322
B.J.	7/1/06(1)	—	17,250	34,500	—	1,325	2,650	—	—	—	—	—
Schneiderman	7/1/06(2)	—	—	—	—	398	795	—	—	—	—	—
Peggy E.	7/1/06(1)	—	16,800	33,600	—	387	774	—	—	—	—	—
Smith	7/1/06(2)	—	—	—	—	1,291	2,581	—	—	—	—	—
	6/21/07	—	—	—	—	—	—	—	4,725(3)	18.50	18.50	4.322

_____________
(1)
Grant of potential cash payment was pursuant to the First Federal Bankshares, Inc. Cash Incentive Plan described below.  Equity portion of grant consisted of stock appreciation rights granted pursuant to the First Federal Bankshares, Inc. Stock-Based Incentive Plan, described below.  No awards were earned for the year ended June 30, 2007.

(2)	Represents shares of restricted stock pursuant to the First Federal Bankshares, Inc. Stock-Based Incentive Plan, described below. No awards were earned for the year ended June 30, 2007.
(3)	Represents stock appreciation rights granted under the First Federal Bankshares, Inc. Stock-Based Incentive Plan, described below, in consideration of salary reductions.

Outstanding Equity Awards at Year End.  The following table sets forth information with respect to outstanding equity awards as of June 30, 2007 for the Named Executive Officers.  Columns related to stock awards have been deleted as none of the Named Executive Officers had outstanding unvested stock awards as of June 30, 2007.

	OUTSTANDING EQUITY AWARDS AT JUNE 30, 2007
	Option awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price	Option expiration date
Michael W. Dosland	5,000	5,000	(1)	—	$20.75	1/19/16
		19,701	(2)	—	18.50	6/21/17
Michael S. Moderski	2,400	2,400	(3)	—	22.25	4/10/16
		4,851	(2)	—	18.50	6/21/17
Scott Sehnert	8,000	2,000	(4)	—	14.41	11/25/12
	900			—	23.46	9/23/14
		8,810	(2)	—	18.50	6/21/17
B.J. Schneiderman	4,000			—	9.25	10/21/09
	900			—	23.46	9/23/14
Peggy E. Smith	900			—	23.46	9/23/14
		4,725	(2)	—	18.50	6/21/17
Steven L. Opsal	2,300			—	23.46	10/26/07
________________
(1)	Remaining unexercisable options will vest on January 19, 2008.
(2)	Stock appreciation rights vest in three equal installments beginning June 21, 2008.
(3)	Remaining unexercisable options will vest on April 20, 2008.
(4)	Remaining unexercisable options will vest on November 25, 2007.

Stock-Based Incentive Plan.  In 2006, the Company adopted the First Federal Bankshares, Inc. Stock-Based Incentive Plan (the “Incentive Plan”) to provide officers, employees and directors of the Company and the Bank with additional incentives to enhance the efficiency, soundness, profitability, growth and shareholder value of the Company and the Bank.  The Incentive Plan will remain in effect for a period of ten years and authorizes the issuance of up to 300,000 shares of Company common stock pursuant to grants of incentive and non-statutory stock options, stock appreciation rights, and restricted stock awards.  The maximum number of shares that may be granted during any one fiscal year of the Company to any one individual is limited to 20,000 shares.

The Incentive Plan is administered by the full Board of Directors.  Employees and outside directors of the Company or its subsidiaries, including the Bank, are eligible to receive awards under the Incentive Plan.  Generally, employees must have attained certain performance targets established by the Company or the Bank from time to time in order to receive a grant under the Incentive Plan.  The performance targets may include, among other things, components such as return on equity (ROE), return on assets (ROA) and earnings per share (EPS) and net income growth fiscal year over fiscal year.  Each component may be assigned a different weight in determining the amount of awards to be granted to any individual.  In the Committee’s discretion, the Committee may grant employees awards without regard to such performance targets. Outside directors are not subject to performance targets with respect to receiving grants under the Incentive Plan.

The Committee will determine the type and terms and conditions of awards under the Incentive Plan.  Awards may be granted in a combination of incentive and non-statutory stock options, stock appreciation rights and restricted stock awards. The exercise price of stock options may not be less than the fair market value on the date the stock option is granted.  Fair market value for purposes of the Incentive Plan means the final sales price of Company’s common stock as reported on the NASDAQ Global Market on the date the option is granted, or if the

Company’s common stock was not traded on such date, then on the day prior to such date or on the next preceding day on which the Company’s common stock was traded, and without regard to after-hours trading activity.

For the year ended June 30, 2007, the requisite performance thresholds were not met and no grants were made.

Stock Option Plan.  In 1999, the Board of Directors of the Company adopted the 1999 Stock Option Plan, which was approved by Company stockholders in October 1999 and amended and restated in 2003 (the “1999 Stock Option Plan”).  Officers, employees and non-employee directors of the Company, the Bank and its subsidiaries are all eligible to participate in the 1999 Stock Option Plan.

The grant of awards under the 1999 Stock Option Plan is determined by a committee of the Board of Directors consisting of (i) at least two non-employee directors of the Company or (ii) the entire Board of the Company.  In granting options to plan participants, the Compensation and Benefits Committee considers, among other things, position and years of service, and the value of the individual’s services to the Company and the Bank.  Options are exercisable at a rate prescribed by the Committee; provided, however, that all options are 100% exercisable in the event the optionee terminates his employment due to death, disability, retirement or in the event of a change in control (as defined in the Plan).  The exercise price may be paid in cash, common stock, or by a cashless exercise through a broker-dealer.

The term of stock options generally does not exceed 10 years from the date of grant.  No incentive stock option granted in connection with the plans is exercisable more than three months after the date on which the optionee ceases to perform services for the Bank or the Company for any reason other than death, disability, retirement or, in connection with a change in control.  Incentive stock options may be exercised for up to five years in the event of termination of employment due to death, disability, retirement or a change-in-control of the Company. If an optionee ceases to perform services for the Bank or the Company due to retirement or following a change in control, any incentive stock options exercised more than three months following the date the optionee ceases to perform services shall be treated as a non-statutory stock option as described above.  If an optionee ceases to perform services for the Bank or the Company due to disability, any incentive stock options exercised more than one year following the date the optionee ceases to perform services shall be treated as non-statutory stock options as described above.  Incentive stock options exercised by the heirs or devisees of a deceased optionee are eligible for incentive option treatment if the optionee’s death occurred while employed or within three months of termination of employment.

The 1999 Stock Option Plan provides for dividend equivalent rights, which may also be granted at the time of the grant of a stock option.  Dividend equivalent rights entitle the option holder to receive an amount of cash at the time that certain extraordinary dividends are declared equal to the amount of the extraordinary dividend multiplied by the number of shares of common stock underlying the unexercised portion of the related options.  For these purposes, an extraordinary dividend is defined as any dividend paid on shares of Common Stock where the rate of dividend exceeds the Bank’s weighted average cost of funds on interest-bearing liabilities for the current and preceding three quarters.

The 1999 Stock Option Plan also provides for reload options, which may also be granted at the time of the grant of a stock option.  Reload options entitle the option holder, who has delivered shares that he or she owns as payment of the exercise price for option stock, to a new option to acquire additional shares equal in amount to the shares he or she has traded in to satisfy the option exercise price.  Reload options may also be granted to replace option shares retained by the employer for payment of the option holder’s withholding tax.  The option price at which additional shares of stock can be purchased by the option holder through the exercise of a reload option is equal to the market value of the previously owned stock at the time it was surrendered to the employer.  The option period during which the reload option may be exercised expires at the same time as that of the original option that the holder has exercised.

Recognition and Retention Plan.  In 1999 the Company established the 1999 Recognition and Retention Plan, which was approved by the Company stockholders in October 1999 and amended and restated in 2003 (the “1999 Recognition Plan”).

Key employees and non-employee directors of the Company and the Bank are eligible to participate in the 1999 Recognition Plan.  The plan is intended to provide plan participants with a proprietary interest in the Company in a manner designed to encourage such persons to remain with these entities and to provide further incentives to achieve corporate objectives.

The Compensation and Benefits Committee administers the plan and makes awards under the plan.  Awards are granted in the form of shares of Common Stock held by the plan.  Awards are nontransferable and nonassignable and the shares awarded are earned (i.e., become vested) at a rate or rates determined by the Committee.  The Committee members may provide for a less or more rapid earnings rate with respect to awards granted under the plan.  Awards become fully vested upon termination of employment due to death, disability, retirement and a change in control.  Where a participant terminates employment with the Company or the Bank for any other reason, the participant’s nonvested awards will be forfeited.

Under the 1999 Recognition Plan, unvested shares are held by the Company in escrow.  Dividends on unvested shares are distributed to participants when paid.  In addition, participants have the right to vote the shares awarded to them, whether or not vested.

Cash Incentive Plan.  In 2006, the Company adopted the First Federal Bankshares, Inc. Cash Incentive Plan to provide officers, employees and directors of the Company and the Bank with additional incentives to enhance the efficiency, soundness, profitability, growth and shareholder value of the Company and the Bank.  Eligibility and participation in the Cash Incentive Plan is similar to the Incentive Plan, described above. For the fiscal year ended June 30, 2007,  the requisite performance thresholds were not met and no payments were made.

Option Exercises and Stock Vested.  The following table sets forth information with respect to option exercises and stock that vested during the year ended June 30, 2007 for the Named Executive Officers.  Information for the “Value realized on vesting” column is based on the $21.80 per share trading price of the Company’s common stock on November 27, 2006.

OPTION EXERCISES AND STOCK VESTED FOR THE YEAR ENDED JUNE 30, 2007
	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise	Number of shares acquired on vesting (#)	Value realized on vesting
Michael W. Dosland	—	$—	—	$—
Michael S. Moderski	—	—	—	—
Scott Sehnert	—	—	—	—
B.J. Schneiderman	4,000	49,000	—	—
Peggy E. Smith	5,000	62,750	700	15,260
Steven L. Opsal	31,587	313,841	—	—

Pension Benefits.  The following table sets forth information with respect to pension benefits at and for the year ended June 30, 2007 for the Named Executive Officers.

PENSION BENEFITS AT AND FOR THE YEAR ENDED JUNE 30, 2007
Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit	Payments during last fiscal year
Michael W. Dosland	Pentegra Defined Benefit Plan for Financial Institutions as adopted by Vantus Bank	—	$ —	$ —
Michael S. Moderski	Pentegra Defined Benefit Plan for Financial Institutions as adopted by Vantus Bank	—	—	—
Scott Sehnert	Pentegra Defined Benefit Plan for Financial Institutions as adopted by Vantus Bank	1.67	7,983	—
B.J. Schneiderman	Pentegra Defined Benefit Plan for Financial Institutions as adopted by Vantus Bank	30.08	524,940	—
Peggy E. Smith	Pentegra Defined Benefit Plan for Financial Institutions as adopted by Vantus Bank	14.50	57,299	—
Steven L. Opsal	Pentegra Defined Benefit Plan for Financial Institutions as adopted by Vantus Bank	29.17	19,502	691,284

The Bank previously enrolled all regular full-time employees who had attained the age of 21 and completed one year of service of 1,000 hours or more in the Pentegra Defined Benefit Plan for Financial Institutions as adopted by Vantus Bank, a defined benefit non-contributory pension plan.  To reduce the costs associated with this plan, the Bank suspended annual contributions to the plan as of August 1, 2005.  The pension plan provides for monthly payments to or on behalf of each covered employee upon the employee’s retirement.  These payments are calculated in accordance with a formula based on the employee’s “average annual compensation,” which is defined as the highest average of eligible compensation for five consecutive calendar years of employment.

The formula for determining normal retirement allowance is:  1.0% X years of benefit service X high 5 average salary = regular annual allowance.  The percentage multiplier is 2% on all accrued benefits through September 1, 1996 and 1.5% on all accrued benefits through February 1, 2004.

Assuming they had retired as of June 30, 2007 and elected to receive immediate, annual benefits, the annual payments to be received by the Named Executive Officers would have been as follows:  Mr. Schneiderman $48,036; and Ms. Smith $5,760.  Assuming they had retired as of June 30, 2007 and elected to receive lump-sum payments, the payments to be received by the Named Executive Officers would have been as follows:  Mr. Schneiderman $627,213 with an additional annual payment of $5,160; and Ms. Smith $82,185 with an additional annual payment of $900.  Assuming they had retired as of June 30, 2007 and elected to receive benefits commencing at age 65, the projected annual payments that would be received by the Named Executive Officers would be:  Mr. Sehnert $3,183; Mr. Schneiderman $59,646; and Ms. Smith $16,358.  Mr. Opsal’s annual payment under the pension plan is $1,716.

The pension plan also provides death benefits for participants in the following amounts:  Mr. Schneiderman - $422,554; and Ms. Smith - $49,622.

Nonqualified Deferred Compensation Plans.  The Company maintains no defined contribution or other nonqualified deferred compensation plans for the Named Executive Officers.

Bank-Owned Life Insurance. The Bank provides bank-owned life insurance to select executive officers.  If the executive officer dies while in active service, his or her beneficiaries receive a payment equal to three times annual base salary.  If the executive officer dies during retirement and had reached the age of 55 with at least 10 years of service to the Bank, the death benefit would be a payment equal to two times base salary.  The payments that would have been received by the beneficiaries of the Named Executive Officers as of June 30, 2007 under the group-term life insurance were as follows:  Mr. Sehnert $434,400; Mr. Schneiderman $345,000; and Ms. Smith $349,441.

Group-Term Life Insurance.   The Bank provides group-term life insurance to all full-time employees (scheduled to work 30 hours or more per week), with coverage beginning on the first day of the month after 90 days of employment.  The death benefit is a payment equal to the employee’s base salary, rounded to nearest thousand, with a cap of $200,000.  The payments that would have been received by the beneficiaries of the Named Executive Officers as of June 30, 2007 under the group-term life insurance were as follows:  Mr. Dosland $200,000; Mr. Moderski $120,000; Mr. Sehnert $145,000; Mr. Schneiderman $116,000; and Ms. Smith $117,000.

Potential Payments to Named Executive Officers

The following table shows potential payments that would be made to Mr. Dosland upon specified events, assuming such events occurred on June 30, 2007, pursuant to Mr. Dosland’s employment agreement.  The table also does not reflect payments that would be received by the Named Executive Officers under change in control agreements, group-term life insurance, bank-owned life insurance or the defined pension plan, which payments are described above.

Type of Benefit	Involuntary Termination or Termination for Good Reason Before Change in Control	Termination Upon or Following Change in Control	Voluntary Termination	Termination for Cause	Death	Disability	Normal Retirement
Severance Pay	$485,700	$485,700	—	—	$242,850	$97,140	—
Health care and other benefits continuation	5,265	5,265	—	—	4,305	—	—

Equity Compensation Plan Disclosure

 Set forth below is information as of June 30, 2007 regarding compensation plans under which equity securities of the Company are authorized for issuance.

Plan	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price	Number of Securities Remaining Available for Issuance under Plans
Equity compensation plans approved by stockholders	140,246	$18.17	221,492 (1)
Equity compensation plans not approved by stockholders	—	—	—
Total	140,246	$18.17	221,492 (1)

(1)
Represents shares available for future issuance pursuant to the Incentive Plan, the 1999 Recognition and Retention Plan, as amended and pursuant to the exercise of options under the 1999 Stock Option Plan, as amended.

Directors’ Compensation

The following table sets forth for the year ended June 30, 2007 certain information as to the total remuneration paid to the Company’s directors.  Messrs. Dosland and Opsal did not receive separate compensation for their service as a director.

DIRECTOR COMPENSATION TABLE FOR THE YEAR ENDED JUNE 30, 2007
Name	Fees earned or paid in cash	Stock awards (1)	Option awards (2)	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings (3)	All other compensation (4)	Total
Barry E. Backhaus	$18,000	$ —	$ —	$ —	$ —	$ 266	$18,266
Jon G. Cleghorn	19,000	—	—	—	—	—	19,000
Arlene T. Curry, J.D.	28,817	1,564	3,568	—	—	2,356	36,305
Gary L. Evans	20,900	—	—	—	—	133	21,033
Allen J. Johnson	21,650	—	—	—	—	632	22,282
Ronald A. Jorgensen	27,500	11,454	5,355	—	—	2,292	46,601
David M. Roederer	12,775	11,454	3,677	—	—	874	28,780
Charles D. Terlouw	22,250	11,454	3,677	—	—	1,224	38,605
David Van Engelenhoven (5)	1,875	—	—	—	—	—	1,875
____________________
(1)
Reflects the value of all stock awards that were either granted or vested during the year ended June 30, 2007 under the Company’s stock benefit plans, all of which have been approved by stockholders.  The value is the amount recognized for financial statement reporting purposes with respect to the year ended June 30, 2007 in accordance with Statement of Financial Accounting Standards (“SFAS”) 123(R). The assumptions used in the valuation of these awards are included in Notes 1 and 11 to the Company’s audited financial statements for the year ended June 30, 2007 included in its Annual Report on Form 10-K for the year ended June 30, 2007, as filed with the Securities and Exchange Commission.

(2)
Reflects the value of all stock options that were either granted or vested during the year ended June 30, 2007 under the Company’s stock benefit plans, all of which have been approved by stockholders.  The value is the amount recognized for financial statement reporting purposes with respect to the year ended June 30, 2007 in accordance with Statement of Financial Accounting Standards (“SFAS”) 123(R). The assumptions used in the valuation of these awards are included in Notes 1 and 11 to the Company’s audited financial statements for the year ended June 30, 2007 included in its Annual Report on Form 10-K for the year ended June 30, 2007, as filed with the Securities and Exchange Commission.

(3)
Earnings received under the directors’ deferred compensation plans, described below, earn interest at a rate that is not “above-market,” as defined in applicable Securities and Exchange Commission regulations.  Accordingly, no earnings under these plans are reported as directors’ compensation.

(4)
Reflects dividends paid on unvested stock in the following amounts:  Ms. Curry – $206; Mr. Jorgensen – $420; Mr. Roederer – $420; and Mr. Terlouw – $420.  Also reflects reimbursement for travel expenses in the following amounts:  Mr. Backhaus - $266; Ms. Curry – $2,150; Mr. Evans - $133; Mr. Johnson – $632; Mr. Jorgensen – $1,872; Mr. Roederer – $454; and Mr. Terlouw – $804.

(5)	Mr. Van Engelenhoven retired as a director in October 2006.

Each non-employee member of the Board of Directors of the Bank received fees of $750 for each meeting attended in fiscal 2007.  As of October 27, 2005, the Outside Chairman of the Board receives $1,250 for each meeting chaired. Each non-employee member of the Loan Committee, Nominating Committee, Compensation and Benefits Committee and Audit Committee was paid $250, $250, $400 and $500, respectively, for each committee meeting attended in fiscal 2007.  During the fiscal year ended June 30, 2007, the Bank paid a total of $105,267 in directors’ and committee fees, which amounts included fees deferred at the election of directors pursuant to the Deferred Compensation Plan for Directors.  See “Benefits—Deferred Compensation Plan for Directors.”

In addition to the foregoing fees, the Bank pays annual retainer fees of $7,500 for each non-employee director and $15,000 for the Outside Chairman of the Board; $4,000 for the Audit Committee Chairperson, and $2,000 for the Compensation and Benefits Committee Chairperson.  Such retainer fees are paid on a quarterly basis.

No separate compensation was paid to directors for service on the Board of Directors or Board Committees of the Company.

2005 Deferred Compensation Plan for Directors  The Board of Directors of the Bank adopted a 2005 Deferred Compensation Plan for Directors (the “2005 Deferred Plan”), which became effective as of January 1, 2005.  The 2005 Deferred Plan is designed to comply with the requirements of Code Section 409A.  Pursuant to the 2005 Deferred Plan, directors of the Bank may elect to defer all or one-half of their fees received for service on the Board of Directors and on committees of the Board of Directors.  Compensation paid to directors who are also Bank employees and special compensation for services to the Bank such as legal and investment advisory services are not eligible for deferral.  The Bank credits to a special memorandum account the amounts of any such deferred fees as of the last day of each month.  Interest is paid on such amounts at a rate equal to the average weighted cost of certificates of deposit of the Bank for the previous month.  Prior to January 1 of each deferral year, a director must file an election with the Bank designating the form in which he will receive his deferred compensation benefit.  Such deferral election is irrevocable with respect to the calendar year for which it is filed, provided, however, that a director may delay distributions or modify a previous deferral election from a lump sum distribution to annual payments upon his separation from service if: (i) the new deferral election is not effective for 12 months, (ii) the original distribution date is at least 12 months from the date of the change in the election, and (iii) the new distribution date must be at least five years after the original distribution date.  Deferred fees will be paid out upon the director’s death, disability, or separation from service as a director of the Bank.  At the election of the director, the distribution may be paid out in a lump sum or in equal monthly installments over a period of ten years, or such shorter period as shall be approved by the Board of Directors.

1995 Deferred Compensation Plan for Directors  In March 1995, the Board of Directors of the Bank adopted a Deferred Compensation Plan for Directors (the “Deferred Plan”), which became effective as of January 1, 1995.  Pursuant to the Deferred Plan, directors of the Bank may elect to defer all or one-half of their fees received for service on the Board of Directors and on committees of the Board of Directors.  The Bank shall credit to a special memorandum account the amounts of any such deferred fees as of the last day of each month.  Interest will be paid on such amounts at a rate equal to the average weighted cost of certificates of deposit of the Bank for the previous month.  Deferred fees will be paid out upon the death, disability or termination of a director as a director of the Bank.  At the election of the director, the distribution may be paid out in a lump sum or in equal monthly installments over a period of ten years, or such shorter period as shall be approved by the Board of Directors. Contributions to the Deferred Plan were frozen, effective December 31, 2004.

Transactions with Certain Related Persons

Under federal law, all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features.  However, regulations permit executive officers and directors to receive the same terms through benefit or compensation plans that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees.  In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Bank’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.  All loans made by the Bank to its officers, directors, and executive officers were made in the ordinary course of business, were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, did not involve more than the normal risk of collectibility or present other unfavorable features.

Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director.  There are several exceptions to this general prohibition, one of which is applicable to the Company.  Sarbanes-Oxley does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act.  All loans to the Bank’s directors and officers are made in conformity with the Federal Reserve Act and applicable regulations.

As of June 30, 2007, the aggregate principal balance of loans outstanding for all Company executive officers and directors, and family members was $1.1 million.

PROPOSAL II—RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company has engaged McGladrey & Pullen, LLP (“McGladrey”) to be the Company’s independent registered public accounting firm for the 2008 fiscal year, subject to the ratification of the engagement by the Company’s stockholders.  At the Meeting, stockholders will consider and vote on the ratification of the engagement of McGladrey for the Company’s fiscal year ending June 30, 2008.  A representative of McGladrey is expected to attend the Meeting to respond to appropriate questions and to make a statement, if deemed appropriate.

Stockholder ratification of the selection of McGladrey is not required by the Company’s bylaws or otherwise.  However, the Board of Directors is submitting the selection of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection of McGladrey, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of the Company and its stockholders.

Set forth below is certain information concerning aggregate fees billed for professional services rendered during fiscal years 2007 and 2006 by McGladrey.

Audit Fees.  During the past two fiscal years the fees billed for professional services rendered by McGladrey for the audit of the Company’s annual financial statements and for the review of the Company’s Forms 10-Q were $233,200 for 2007 and $233,349 for 2006.

Audit-Related Fees.  During fiscal 2007 and 2006, aggregate fees billed for professional services rendered during fiscal 2007 and 2006 by McGladrey that are reasonably related to the performance of the audit, including the audits of the ESOP and the Retirement Plan, were $22,140 and $18,150, respectively.

Tax Fees. During the past two fiscal years, the fees billed for professional services rendered during fiscal 2007 and fiscal 2006 by McGladrey for tax services were $20,245 and $21,815, respectively.

All Other Fees.  There were no aggregate fees billed to the Company by McGladrey that are not described above during the past two fiscal years.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. Non-audit services may include audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget.  The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary.  The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.  All of the non-audit service fees paid in fiscal 2007 and 2006 were approved per the Audit Committee’s pre-approval policies.

The Audit Committee has considered whether the provision of non-audit services, which relate primarily to tax services rendered, was compatible with maintaining McGladrey’s independence.  The Audit Committee concluded that performing such services did not affect McGladrey’s independence in performing its function as auditor of the Company.

In order to ratify the selection of McGladrey & Pullen, LLP as the independent registered public accounting firm for the 2008 fiscal year, the proposal must receive at least a majority of the votes cast “FOR” or “AGAINST”, either in person or by proxy, in favor of such ratification.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2008.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the Company’s proxy materials for the next annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s office located at 329 Pierce Street, Sioux City, Iowa 51101 no later than May 24, 2008.  Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

ADVANCE NOTICE OF BUSINESS TO BE BROUGHT BEFORE
AN ANNUAL MEETING

The Bylaws of the Company provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of the Company not less than ninety (90) days before the date fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the stockholder’s name, record address, and number of shares owned by the stockholder, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided.  Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

The date on which next year’s annual meeting of stockholders is expected to be held is October 23, 2008.  Accordingly, advance written notice for certain business, or nominations to the Board of Directors, to be brought before the next Annual Meeting must be given to the Company by July 25, 2008.  If notice is received after that date, it will be considered untimely, and the Company will not be required to present the matter at the stockholders meeting.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement.  However, if any matters should properly come before the annual meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the annual meeting, as to which they shall act in accordance with their best judgment.

The cost of solicitation of proxies will be borne by the Company.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitation by mail, directors, officers and regular employees of the Company and the Bank may solicit proxies personally or by telegraph or telephone without additional compensation.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 2007, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN OR TELEPHONIC REQUEST TO SUZETTE F. HOEVET, SECRETARY, FIRST FEDERAL BANKSHARES, INC., 329 PIERCE STREET, SIOUX CITY, IOWA 51101 OR CALL (712) 277-0200.

BY ORDER OF THE BOARD OF DIRECTORS

Suzette F. Hoevet
Secretary

Sioux City, Iowa
September 20, 2007

REVOCABLE PROXY

FIRST FEDERAL BANKSHARES, INC.
ANNUAL MEETING OF STOCKHOLDERS

October 25, 2007

The undersigned hereby appoints the official proxy committee consisting of the members of the Board of Directors of First Federal Bankshares, Inc. (the “Company”) who are not named as nominees below, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of the Company that the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders (“Meeting”) to be held at the Sioux City Convention Center, 801 4th Street, Sioux City, Iowa, at 9:00 a.m. (Central Daylight Savings Time) on October 25, 2007.  The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

		FOR	VOTE WITHHELD

1.	The election as directors of all nominees listed below (except as marked to the contrary below) for three-year terms: Barry E. Backhaus Ronald A. Jorgensen Charles D. Terlouw	☐	☐

INSTRUCTION: To withhold your vote for one or more nominees, write the name of the nominee(s) on the line(s) below.

		FOR	AGAINST	ABSTAIN
2.	The ratification of the appointment of McGladrey & Pullen, LLP as independent registered public accounting firm for the fiscal year ending June 30, 2008.	☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposal 1 and Proposal 2.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE.  IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE MAJORITY OF THE BOARD OF DIRECTORS.  AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.  This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of notice of the Meeting, a proxy statement dated September 20, 2007, and audited financial statements.

Dated:	☐	Check Box if You Plan to Attend Annual Meeting

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder should sign.

Please complete and date this proxy and return it promptly
 in the enclosed postage-prepaid envelope.